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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Tesoro Corporation

(Name of Registrant as Specified In Its Charter)

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TESORO CORPORATION

Letter to Stockholders

April 27, 2005

Re:	Tesoro Corporation’s 2005 Proxy Statement
2005 Non-Employee Director Stock Plan

     Dear Stockholders:

     You previously received Tesoro Corporation’s 2005 Proxy Statement. The Proxy solicits your vote on several matters, including the proposed adoption of the 2005 Non-Employee Director Stock Plan (the 2005 Plan). We were informed late last week that Institutional Shareholder Services (ISS) is recommending a vote against the 2005 Plan. As you know, many investor groups use the advisory services of firms such as ISS for guidance on how they should vote on various proxy matters. We believe that adoption of the 2005 Plan is in the best interests of the Company and its stockholders. The discussion in this letter of the 2005 Plan is qualified in its entirety by reference to the Company’s Proxy Statement.

The 2005 Plan

     The 2005 Plan is intended to reinforce the Company’s philosophy of requiring director and senior-executive stock ownership to (a) strengthen the alignment of their own financial interests with those of Tesoro’s stockholders, (b) further promote our long-standing commitment to sound corporate governance and (c) demonstrate confidence in the Company’s long-term prospects by the Company’s directors and officers. In addition to stock options that may be awarded to non-employee directors under the 1995 Non-Employee Director Stock Option Plan, this 2005 Plan will be used to issue one-half of our non-employee directors’ annual base retainer in shares of our common stock. For 2004, each non-employee director received a base retainer of $50,000 per year, $9,000 of which was payable in shares of the Company’s common stock. Additional amounts for meeting attendance and for service on Board committees are also paid in cash. The 2005 Plan would permit the Board to change the payment of the base retainer for non-employee directors so that 50% of the base retainer would be payable in shares of the Company’s common stock instead of in cash. The total amount of compensation would not change under the 2005 Plan, nor would the expense to the Company because we began expensing the cost of our stock plans in January 2003.

     According to ISS’s “Proxy Analysis” of the Company’s 2005 Proxy Statement, ISS opposes the 2005 Plan for several reasons, including “Shareholder Value Transfer” and “Voting Power Dilution” attributable to the 2005 Plan and the Company’s other existing stock plans. ISS also notes that “[v]esting provisions are at the discretion of the plan administrators” and “performance goals or hurdle rates were not established.”

Our Recommendation

     We believe that the 2005 Plan advances the Company’s best interests and that of its stockholders. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE TESORO CORPORATION 2005 NON-EMPLOYEE DIRECTOR STOCK PLAN.

Letter to Stockholders
April 27, 2005

We make this recommendation because:

•	We believe that the 2005 Plan will further align the interests of our non-employee directors with those of our stockholders, and is consistent with the industry’s growing practice of providing less cash and more equity-based compensation to non-employee directors. The resulting cost to the Company and its stockholders for the directors’ annual retainer fees would be exactly the same because the portion paid in shares would otherwise be paid in cash. ISS’s objection to the 2005 Plan is based on an erroneous assumption that these shares provide additional compensation at the expense of stockholder value transfer and voting dilution. If the 2005 Plan is not approved, 100% of the annual retainer for non-employee directors will be paid in cash, which would be contrary to ISS’s own guidance.

•	We believe that the Company’s emphasis on stock-based compensation has helped us produce superior stockholder returns. As indicated in the graphs included in the Proxy Statement (entitled “Comparison of Five Year Cumulative Total Return” and “Comparison of One Year Cumulative Total Return”), the Company’s total stockholder return over the past five years was 476% and the Company’s total stockholder return for the year ended December 31, 2004 was 119%. These results exceeded the returns of our performance peer group as well as that of the S&P 500 Composite Index for both periods.

•	We are pleased that Glass Lewis & Co., which also provides advisory services to investor groups, is recommending a vote FOR the 2005 Plan. In its “Proxy Paper” relating to the Proxy Statement, Glass Lewis & Co. indicated its belief “...that directors should own a significant amount of stock and that stock compensation is preferable to cash compensation for directors.” Glass Lewis & Co. also found that the Company’s compensation to its directors was “within an acceptable range compared to its peers.” This discussion of the Glass Lewis & Co. Proxy Paper is qualified in its entirety by reference to the Proxy Paper.

     We hope that ISS’s recommendation, which we believe is based on an inaccurate interpretation of the intended purpose of the proposed Plan, will not affect your decision to approve this proposal, and we recommend that you vote “FOR” the 2005 Non-Employee Director Stock Plan. If you have any questions, please do not hesitate to contact Scott Spendlove, Vice President, Finance and Treasurer at (210) 283-2692 or email at sspendlove@tsocorp.com.

Very truly yours,
/s/ Bruce A. Smith
Bruce A. Smith
Chairman of the Board, President and Chief Executive Officer